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                                   Item 24 (b)
                                  Exhibit (13)
                  Performance Advertising Calculation Schedule


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                  PERFORMANCE ADVERTISING CALCULATION SCHEDULE

The Variable Account may from time to time quote historical performance in advertisements. A yield and effective yield may be advertised for money market sub-accounts, computed according to the following formulas:

                  YIELD = [BPR x (365/7) - 1]

                  EFFECTIVE YIELD = [BPR365/7 - 1] x 100

Where:

                  BPR = Base Period Return = UVend/Uvbeg

UVbeg = Unit Value at beginning of period
UVend = Unit Value at end of period


Standardized average annual total return may be advertised for non-money market funds, computed according to the following general formula:

T= [(ERV/P) to the power of 1/ n - 1] x 100, if n  greater than or equal to 1      T = [(ERV/P) - 1] x 100, if n less than 1

         ERV - AV - CDSC

AVn less than 1 = P(1/UVbeg x UVend) to the power of 1/ n  - AC

AVn greater than or equal to 1 = [P/UVbeg - Sum (AC/UVann)] x UVend

Where:
T = average annual total return
P = a hypothetical initial payment of $1,000 n = number of years
ERV = ending redeemable value of a hypothetical $1,000 payment made at the beginning of the quoted periods at the end of the quoted periods (or fractional portion thereof)
AV = accrued value
AC = administrative charge, equal to $30 per year
CDSC = contingent deferred sales charge, equal to (7-n)% of the lesser of
   $1,000 or AV (CDSC expires after 7 completed contract years)
UVbeg = Unit Value at beginning of period UVend = Unit Value at end of period UVann = Unit Value at contract anniversary

Nonstandardized total return is calculated similarly to the above, except that CDSC will be equal to $0 and P will be $10,000.